EXHIBIT 99.(g)(4)

UKRAINE ADDENDUM

THIS AGREEMENT is made this 20th day of June, 2007 between:

(1)                            each fund listed on Attachment A to the Custody Agreement (as defined below) as amended from time to time (each a “Customer”) having a  place of business at 1221 Avenue of the Americas, New York, New York 10020; and

(2)                            JPMorgan Chase Bank, N.A. (“Bank”).

WHEREAS

(A)                        The Customer has entered into a global custody agreement with Bank dated April 12, 2007 (as amended from time to time, the “Custody Agreement”), which provides that Bank will act as custodian of certain securities of the Customer.

(B)                          The Customer is desirous that Bank should provide custodial and related services in respect of Ukrainian Securities; Ukraine is a market not specified in the Schedule to the Custody Agreement, and Bank agrees that it shall provide those services on the terms of the Custody Agreement as amended hereby.

NOW IT IS HEREBY AGREED AS FOLLOWS:

Section 1.                          Definitions

Unless otherwise defined herein capitalized terms shall have the same meaning as set forth in the Custody Agreement.  The following words shall have the meanings set forth below when used herein:

(a)                                 “Depository Extract” shall mean an extract issued by a Ukrainian Securities Depository.

(b)                                “Direct Loss” shall mean a loss determined based on the market value of the Ukrainian Equity Security that is the subject of the loss at the date of discovery of such loss and without reference to any consequential damages, special conditions or circumstances.

(c)                                 “International Financial Institution” shall mean any bank in the top 1,000 (together with their affiliated companies) as measured by “Tier 1” capital or any broker/dealer in the top 100 as measured by capital.

(d)                                “Negligence” shall mean the failure to exercise Reasonable Care under the applicable circumstances as measured by the custodial practices prevailing in the Ukraine of International Financial Institutions acting as custodians for their institutional investor clients in the Ukraine.

(e)                                 “Reasonable Care” shall mean the use of reasonable custodial practices under the applicable circumstances as measured by the custodial practices then prevailing in the Ukraine of International Financial Institutions acting as custodians for their institutional investor clients in the Ukraine.

(f)                                   “Registrar Company” shall mean any entity providing share registration services to an issuer of Ukrainian Securities.

(g)                                “Registrar Contract” shall mean a contract between the Ukrainian Sub-Custodian and a Registrar Company (and as the same may be amended from time to time) containing, inter alia, the following contractual provisions:

(i)                         Regular Share Confirmations - each Registrar Contract shall establish the Ukrainian Sub-Custodian’s right to conduct regular share confirmations as detailed in Section 11 on behalf of Ukrainian Sub-Custodian’s customers.

(ii)                    Prompt Re-registration - Registrar Companies will be obligated to effect re-registration as detailed in Section 11 within five Ukrainian business days after satisfactory documentation has been received.

(iii)                 Use of Nominee Name - each Registrar Contract will establish the Ukrainian Sub-Custodian’s right to hold shares in the name of a Ukrainian Sub-Custodian nominee (rather than certain securities being held in beneficial owner name).

(iv)                  Auditor Verification - each Registrar Contract will establish the Ukrainian Sub-Custodian’s right to obtain direct access to the share register for itself (rather than obtaining rights for its customer’s independent auditors).

(v)                   Specification of the Registrar Company’s Responsibilities and Liabilities- each Registrar Contract will set forth the Registrar Company’s responsibilities in relation to distribution and other corporate actions; the Registrar Company’s liabilities as established under the regulations applicable to the share registration system; and the procedures for making a claim against and receiving compensation from the Registrar Company in the event that a loss is incurred.

(h)                   “Share Extract” shall mean: (1) an extract of its share registration books issued by a Registrar Company or Ukrainian Securities Depository indicating a registered shareholder’s ownership of a security; and (2) a form prepared by the Ukrainian Sub-Custodian or its agent in those cases where a Registrar Company or Ukrainian Securities Depository, as the case may be, is unwilling to issue a Share Extract.

(i)                       “Ukrainian Cash Account” shall mean the cash account held directly by a Ukrainian bank and used for settlement of transactions in Ukrainian Securities, income processing and receipt of corporate action proceeds as further described in Section 2.

(j)                         “Ukrainian Securities Depository” shall mean any entity both: (1) which is licensed under Ukrainian law to carry out, as a depository, registration of rights to Ukrainian Securities, which in turn, the Ukrainian Securities Depository has registered on an omnibus basis with Registrar Companies; and (2) in which the Ukrainian Sub-Custodian participates.

(k)                      “Ukrainian Equity Security” shall mean an equity security issued by a Ukrainian issuer.

(l)                   “Ukrainian Securities” shall mean Ukrainian Equity Securities and Ukrainian Sovereign Debt Securities

(m)             “Ukrainian Sovereign Debt Security” shall mean a debt security issued by the Ukrainian government or an agency of the Ukrainian government.

(n)               “Ukrainian Sub-Custodian” shall mean ING Bank Ukraine, an indirect wholly-owned subsidiary of ING Bank, N.V., located in Kiev, Ukraine, and any nominee companies appointed by it (and shall also mean any additional or successor Sub-Custodian used by Bank in the Ukraine and any nominee companies appointed by it or them).

Section 2.                                              Cash Account

The Customer acknowledges that local market regulations require the Customer to have a Ukrainian Cash Account.  For this purpose, the Customer will open a Ukrainian Cash Account in its own name with the Ukrainian Sub-Custodian, which the Bank will facilitate.  Such cash account shall not be a Cash Account for the purposes of the Global Custody Agreement.  The Customer further acknowledges that the Ukrainian Cash Account represents a debt due from the Ukrainian Sub-Custodian to the Customer and is not repatriated to Bank’s balance sheet; accordingly, the Ukrainian Cash Account will not be protected against the risk of the Ukrainian Sub-Custodian’s insolvency.  Although balances in the Ukrainian Cash Account will be reported to the Customer in the normal manner (i.e. through an account with Bank), Bank shall not be liable for, inter alia, non-availability or losses arising from nationalization, expropriation or other governmental actions; regulation of the banking or securities industries; and currency restrictions, devaluation or fluctuations (whether specific to the Customer, the Ukrainian Sub-Custodian, Bank or otherwise) affecting such Ukrainian Cash Account.  Therefore, cash balances in the Ukrainian Cash Account shall not be available to the Customer in any circumstances where the funds cannot legally be withdrawn from the Ukrainian Cash Account for whatever reason.

Section 3.                                              Payment and Settlement

Notwithstanding anything to the contrary in the Custody Agreement, payment for Ukrainian Equity Securities shall not be made prior to the issuance by the Registrar Company of the Share Extract evidencing the transfer of ownership of the Ukrainian Equity Securities being purchased.  With respect to the Ukraine, delivery of Ukrainian Equity Securities may be made in accordance with the customary or established securities trading or securities processing practices and procedures in the Ukraine (and the Customer expressly acknowledges that delivery versus payment is not typically available in the Ukrainian market).  Delivery of Ukrainian Equity Securities may also be made in any manner specifically required by Instructions acceptable to Bank.  The Customer shall promptly supply such transaction and settlement information as may be requested by Bank or the Ukrainian Sub-Custodian in connection with particular transactions.

Section 4.                                              Corporate Actions and Proxy Voting

It is understood and agreed that where corporate action rights such as rights relating to rights issues, stock dividends or stock splits arise in relation to Ukrainian Equity Securities, Bank need only use Reasonable Care with respect to performing the functions relating to the exercise of such rights as described in the Custody Agreement, it being understood that proxy voting services may only be available in relation to Ukrainian Equity Securities by agreement between Bank and the Customer.

Section 5.                            Responsibility for Registrar Companies

(a)                            Bank will advise the Customer (and will update such advice from time to time as changes occur) of those Registrar Companies with which the Ukrainian Sub-Custodian has entered into a Registrar Contract and the identity of those Ukrainian Securities Depositories, if any, of which it is a member.  In the case of Ukrainian Equity Securities which are held for the accounts through a Registrar Company, but not through a Ukrainian Equity Securities Depository, Bank shall cause the Ukrainian Sub-Custodian both to monitor each Registrar Company and to promptly advise Bank (which shall then promptly advise the Customer) when the Ukrainian Sub-Custodian has actual knowledge of the occurrence of any one or more of the following events with respect to a Registrar Company that serves in that capacity for any issuer of Ukrainian Equity Securities which are held by the Customer:

(i)                                     a Registrar Company has eliminated the name of a shareholder from a register or otherwise altered the shareholder’s interest and that shareholder alleges that such elimination or alteration was unlawful;

(ii)                                  a Registrar Company informs the Ukrainian Sub-Custodian that it no longer will be able to materially comply with the protective provisions of the Registrar Contract between the Ukrainian Sub-Custodian and the Registrar Company, or the Ukrainian Sub-Custodian has actual knowledge that a Registrar Company has engaged in conduct that indicates that it will not materially comply with these protective provisions;

(iii)                               a Registrar Company has refused to re-register shares in the name of a particular purchaser and the purchaser or seller alleges that such refusal was unlawful;

(iv)                              a Registrar Company holds for its own account shares of the issuer for which it serves as Registrar Company; and

(v)                                 the Ukrainian Sub-Custodian determines that a Registrar Company has materially breached its Registrar Contract with the Ukrainian Sub-Custodian and has failed to cure such breach within a reasonable period of time.

(b)                           Neither Bank nor the Ukrainian Sub-Custodian shall assume responsibility for, and neither shall be liable for, any action or inaction of any Registrar Company or Ukrainian Securities Depository and no Registrar Company or Ukrainian Securities Depository shall be, or shall be deemed to be, Bank, the Ukrainian

Sub-Custodian, a Sub-Custodian, or the employee, agent or personnel of any of the foregoing. Notwithstanding the foregoing, nothing in this section has any affect on the responsibilities and standard of care owed by the Bank to Customer pursuant to Section 2.18 of the Custody Agreement.

(c)         No Registrar Company shall be deemed to be a securities depository.

(d)                           Furthermore, neither Bank nor any Ukrainian Sub-Custodian shall assume responsibility for, and neither shall be liable for, any loss occasioned by reason of the liquidation, bankruptcy or insolvency of any Registrar Company.

Section 6.                              Safekeeping

(a)                            Subject to Section 14, the safekeeping function which Bank shall perform with respect to Ukrainian Equity Securities shall be limited to safekeeping of relevant Share Extracts and Depository Extracts.

(b)                           The Customer acknowledges and agrees that the Ukrainian Sub-Custodian may not be able, in given cases and despite its reasonable efforts, to obtain a Share Extract from a Registrar Company or a Depository Extract from a Ukrainian Securities Depository, and neither Bank nor the Ukrainian Sub-Custodian shall be liable in any such event including with respect to any losses resulting from such failure; provided that the Bank has used Reasonable Efforts to obtain such Share Extract or Depository Extract (as the case may be).

Section 7.                            Use of Agents

(a)                                  Bank or the Ukrainian Sub-Custodian may, after having received all necessary regulatory consent (if any is so required), appoint such agents as it deems appropriate.

(b)                                 Bank and the Ukrainian Sub-Custodian shall use Reasonable Care in relation to the appointment of additional nominees (if any) and agents (if any).

(c)                                  Bank will from time to time inform Customer of the agents which are used and shall on request provide further details of the functions they perform.

(d)                                 To the extent that the Ukrainian Sub-Custodian employs agents to perform any of the functions to be performed by Bank or the Ukrainian Sub-Custodian with respect to Ukrainian Securities, neither Bank nor the Ukrainian Sub-Custodian shall be responsible for any act, omission, default or for the solvency of any such agent unless the appointment of such agent was made with Negligence or in bad faith, except that where Bank or the Ukrainian Sub-Custodian uses (i) an affiliated nominee or (ii) an agent to perform the share registration or share confirmation functions described in Section 11 hereof, Bank or the Ukrainian Sub-Custodian shall be liable to the Customer as if  Bank or the Ukrainian Sub-Custodian were performing such functions themselves.

Section 8.                            Acceptance of Securities Where there is no Registrar Contract

Where the Customer is considering investing in the Ukrainian Equity Securities of an issuer with whom the Ukrainian Sub-Custodian does not have a Registrar Contract with the issuer’s Registrar Company which Ukrainian Equity Securities are either held through a Ukrainian Securities Depository or are held in a Ukrainian Securities

Depository of which the Ukrainian Sub-Custodian is not a member, the Customer may request that  Bank request the Ukrainian Sub-Custodian both to consider whether it would be willing to attempt to enter into such a Registrar Contract or become a member of such a Ukrainian Securities Depository and to advise the Customer of its willingness to do so.  Where the Ukrainian Sub-Custodian has agreed to make such an attempt, Bank will advise the Customer of the occurrence of any one or more of the events described in Section 5 of which the Ukrainian Sub-Custodian has actual knowledge and has advised Bank.

Section 9.                                                          Indemnity

The Customer shall pay for and hold Bank and the Ukrainian Sub-Custodian harmless from any liability or loss resulting from the imposition or assessment of any taxes (including but not limited to state, stamp and other duties) or other governmental charges, and any related expenses incurred by Bank, the Ukrainian Sub-Custodian or their respective nominees or agents with respect to income on the Customer’s Ukrainian Securities.

Section 10.                            Market Profile

(a)                                  The Customer acknowledges that it has received, reviewed and understands the Bank market report for the Ukraine, including, but not limited to, the risks described therein, although it is acknowledged that the market profile does not form part of this document.

(b)                                 Bank shall cause the Ukrainian Sub-Custodian to prepare for distribution upon request to the Customer a quarterly report identifying: (i) any concerns it has regarding the Ukrainian share registration system that should be brought to the attention of the Customer and (ii) the steps the Ukrainian Sub-Custodian has taken during the reporting period to ensure that the Customer’s interests continue to be appropriately recorded.

Section 11.                            Share Registration and Confirmation Functions

Bank will cause an employee or agent of the Ukrainian Sub-Custodian to present to the relevant Registrar Company in person the documentation necessary to effect a transaction in Ukrainian Equity Securities, including information from the Company’s broker concerning the trade and a valid transfer instruction.  The Registrar Company has agreed to effect the re-registration of the shares to reflect the Customer’s ownership and to issue to the employee or agent of the Ukrainian Sub-Custodian a Share Extract reflecting the ownership of all the shares registered.

Ukrainian Equity Securities generally will be held in the name of the Ukrainian Sub-Custodian as nominal holder. An omnibus account on the books of each Registrar Company will be established for the Ukrainian Sub-Custodian as nominal holder. Under an omnibus account, all assets held as nominal holder are maintained in a single account. Each omnibus account will contain only assets of the Ukrainian Sub-Custodian’s customers.  Ownership of shares by the Ukrainian Sub-Custodian’s customers will be recorded on the books of the Ukrainian Sub-Custodian.  To verify the holdings of its customers, Ukrainian Sub-Custodian will compare the total shares held in the omnibus account according to the Registrar Company with the total shown on the books of the Ukrainian Sub-Custodian.  Subject to the co-operation of a Registrar Company, for at least the first two years following the Ukrainian Sub-Custodian’s first use of a Registrar Company, Bank shall cause the Ukrainian Sub-Custodian to conduct share confirmations with that Registrar Company on at least a quarterly basis, although thereafter confirmations may be conducted on a less frequent basis if the Ukrainian Sub-Custodian determines it to be appropriate.  In conducting these share confirmations, the Ukrainian Subcustodian’s employee or agent will request either an updated copy of the Share Extract or some other sufficient evidence of verification and will determine if the Share Extract reflects the same information as contained in the Ukrainian Subcustodian’s records.

Section 12.                        Negligence and Reasonable Care

Throughout the Custody Agreement, in so far as it applies to Ukrainian Equity Securities pursuant to this Agreement, all references to “negligence” and “reasonable care” shall be deemed amended to read “Negligence” and “Reasonable Care” respectively; provided however, that Section 2.17(b)(iii) and 2.17(b)(iv) of the Custody Agreement shall not be amended to the extent such terms are inconsistent with the requirements of Rule 17f-5(c)(1) of the Investment Company Act of 1940.

Section 13.                        Ukrainian Sovereign Debt Securities

For the avoidance of doubt Section 2 Cash Account, Section 7 Use of Agents, Section 9 Indemnity, this Section 13, and all relevant definitions from Section 1 shall be the only provisions of this Addendum which are applicable to Ukrainian Sovereign Debt Securities.

Section 14.                        Occurrence of Any Changes

Each party acknowledges that the position regarding recording of entitlement to Ukrainian Equity Securities may change.  Each party agrees that in the event of a material change during the continuance of the Custody Agreement and this Agreement they shall from time to time consider whether the terms of this Agreement remain pertinent to the then changed situation and shall discuss in good faith with the other party the appropriate course of action, including (where appropriate) whether this Agreement should be terminated.  Bank will exercise Reasonable Care to keep itself informed as to any change in the prevailing Ukrainian system for recording entitlement to Ukrainian Equity Securities.

Section 15.                        Custody Agreement

Save as otherwise provided herein, the provisions of the Custody Agreement shall continue in full force and effect.  With effect from the date of this Agreement and with respect to Ukranian Securities and to Ukranian Sovereign Debt Securities only, this Agreement and the Custody Agreement shall be read and construed together and form a single agreement and in the case of any inconsistency the terms contained herein shall prevail.

AS WITNESS the hand of the duly authorised officers of the parties hereto:

Signed by

/s/ Mark W. Kucera
For and on behalf of JP Morgan Chase Bank N.A.

Name:	Mark W. Kucera
Title:	Vice President

Signed by:
/s/ Ronald E. Robison
For and on behalf of each Fund Listed on Attachment A

Name:	Ronald E. Robison
Title:	President and Principal Executive Officer

Attachment A

Morgan Stanley FX Series Funds—

The FX Alpha Portfolio

The FX Alpha Plus Portfolio

The Universal Institutional Funds, Inc.—

Asian Equity Portfolio

Balanced Portfolio

Core Equity Portfolio

Core Plus Fixed Income Portfolio

Emerging Markets Debt Portfolio

Emerging Markets Equity Portfolio

Equity and Income Portfolio

Equity Growth Portfolio

Global Franchise Portfolio

Global Real Estate Portfolio

Global Value Equity Portfolio

High Yield Portfolio

International Fixed Income Portfolio

International Growth Equity Portfolio

International Magnum Portfolio

Investment Grade Fixed Income Portfolio

Mid Cap Growth Portfolio

Multi-Asset Class Portfolio

Small Company Growth Portfolio

Targeted Duration Portfolio

U.S. Mid-Cap Value Portfolio

U.S. Real Estate Portfolio

Value Portfolio

Morgan Stanley Institutional Fund Inc.—

Active International Allocation Portfolio

Disciplined Large Cap Value Active Extension Portfolio

Emerging Markets Debt Portfolio

Emerging Markets Portfolio

Focus Equity Portfolio

Global Franchise Portfolio

Global Real Estate Portfolio

Global Value Equity Portfolio

International Equity Portfolio

International Growth Equity Portfolio

International Magnum Portfolio

International Real Estate Portfolio

International Small Cap Portfolio

Large Cap Relative Value Portfolio

Small Company Growth Portfolio

Systematic Active Large Cap Core Portfolio

Systematic Active Small Cap Core Portfolio

Systematic Active Small Cap Growth Portfolio

Systematic Active Small Cap Value Portfolio

Systematic Large Cap Core Active Extension Portfolio

U.S. Large Cap Growth Portfolio

U.S. Real Estate Portfolio

Morgan Stanley Institutional Fund Trust—

Advisory Global Fixed Income Portfolio

Advisory Global Fixed Income Portfolio II

Advisory Portfolio

Advisory Portfolio—Series 1

Advisory Portfolio—Series 2

Balanced Portfolio

Core Fixed Income Portfolio

Core Plus Fixed Income Portfolio

Equities Plus Portfolio

High Yield Portfolio

Intermediate Duration Portfolio

International Fixed Income Portfolio

Investment Grade Fixed Income Portfolio

Limited Duration Portfolio

Long Duration Fixed Income Portfolio

Mid Cap Growth Portfolio

Municipal Portfolio

U.S. Mid Cap Value Portfolio

U.S. Small Cap Value Portfolio

Value Portfolio

Morgan Stanley European Equity Fund

Morgan Stanley Global Dividend Growth Fund,

Morgan Stanley International Fund

Morgan Stanley International Small Cap Fund

Morgan Stanley International Value Equity Fund

Morgan Stanley Japan Fund

Morgan Stanley Pacific Growth Fund

Morgan Stanley Technology Fund

Morgan Stanley Variable Investment Series-

European Equity Portfolio

Global Dividend Growth Portfolio

Morgan Stanley Asia-Pacific Fund, Inc.

Morgan Stanley Emerging Markets Fund, Inc.

Morgan Stanley India Investment Fund, Inc.

Morgan Stanley Eastern Europe Fund, Inc.

Morgan Stanley Emerging Markets Domestic Debt Fund, Inc.

Morgan Stanley High Yield Fund, Inc.

Morgan Stanley Global Opportunity Bond Fund, Inc.

Morgan Stanley Emerging Markets Debt Fund, Inc.

The Malaysia Fund, Inc.

The Latin American Discovery Fund, Inc.

The Turkish Investment Fund, Inc.